Exhibit 99.01

Press Release
www.shire.com

Share dealing by a Director

November 21, 2011 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (“the Company”) was notified today that on November 18, 2011, Mr Matthew Emmens, Chairman of the Company, sold 44,172 Shire American Depositary Shares (“ADSs”).  The ADSs were sold on the NASDAQ at an average sale price of $95.0905 per ADS.  One ADS is equal to three Shire ordinary shares (“Shares”).

The Company was also notified on November 18, 2011 that Mr Emmens had acquired, under a Dividend Reinvestment Plan, an additional 5 ADSs at a price of $93.14 per ADS on October 6, 2011.

Following the above transaction, Mr Emmens holds 92,874 Shares and 5,849 ADSs.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX